Exhibit 99.1

National & Retail Trades and First Call

For release: January 6, 2005 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS DECEMBER SALES

MENOMONEE FALLS, WI, -- (Business Wire) – January 6, 2005 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the five-week period ended January 1, 2005 increased 16.2 percent over the five-week period ended January 3, 2004. On a comparable store basis, sales increased 3.1 percent.

For the 48 weeks ended January 1, 2005, total sales increased 13.9 percent over last year.  Comparable store sales increased 0.4 percent.

The Company now expects to achieve fourth quarter earnings at the low end of its previously issued guidance of $0.93 to $0.97 per diluted share.

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. - This Year
	January 1,	January 3,	All	Comp
	2005	2004	Stores	Stores

December	$ 2,135.3	$ 1,837.3	16.2%	3.1%
November/December	$ 3,481.8	$ 3,025.1	15.1%	1.9%
Year-to-Date	$ 11,103.7	$ 9,745.3	13.9%	0.4%

On January 1, 2005, the Company operated 637 stores in 40 states, compared with 542 stores in 36 states at the same time last year.

The Company plans to open approximately 95 stores in fiscal 2005 with approximately 33 stores opening during the first quarter. The Company expects to open the balance of the 95 stores in the third quarter of fiscal 2005.  These fall openings include the Company’s entry into the state of Florida with stores in the Orlando and Jacksonville markets.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (402) 220-0820 and will be available for 36 hours.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact:

Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:

Vicki Shamion, Director of Public Relations, (262) 703-1464

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